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                                                                     EXHIBIT 2.1

                           STOCK PURCHASE AGREEMENT


     THIS AGREEMENT is made and entered into this 17th day of July 1998, by and between Graybehl Family Trust, dated March 22, 1978 (the "Seller"), Concord Toyota Sales, Inc., a California corporation (the "Corporation") and FirstAmerica Automotive, Inc., a Delaware corporation (the "Purchaser").

                                 R E C I T A L S


     WHEREAS, the Corporation owns and operates an authorized Toyota automobile dealership commonly known as Concord Toyota (the "Dealership") located at 1090 Concord Avenue, Concord, California (the "Premises").

     WHEREAS, Seller owns 100% of the total outstanding capital stock of the Corporation.

     WHEREAS, Purchaser desires to acquire all of the shares of capital stock of the Corporation held by the Seller in accordance with and subject to the terms and conditions set forth herein.

     NOW, THEREFORE, in recognition of the representations set forth above and in consideration of the mutual covenants hereafter contained, the parties hereto agree as follows:

                                 A G R E E M E N T

1.  INCORPORATION OF RECITALS.  The recitals set forth hereinabove are
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incorporated herein by this reference.

2.  STOCK PURCHASE.  Subject to the terms and conditions set forth in this
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Agreement, Seller agrees to convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to acquire from Seller, all of the shares of the capital stock of the Corporation held by Seller which represents 100% of the outstanding shares of Capital Stock of the Corporation (the "Shares").

3.  PURCHASE PRICE.
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     3.1  AMOUNT.  Subject to adjustments as set forth in Section 3.3 herein below, Purchaser shall pay to Seller as consideration for the acquisition of the Shares hereunder, the sum of TWELVE MILLION DOLLARS ($12,000,000).

     3.2 PAYMENT OF PURCHASE PRICE. The purchase price to be paid by Purchaser pursuant to this Agreement shall be paid as follows:

          3.2.1 Within three (3) business days of execution of this Agreement by Purchaser and Seller, Purchaser shall cause the sum of ONE HUNDRED THOUSAND DOLLARS ($100,000) (the "Deposit") to be delivered to Escrow Holder as hereinafter defined. The Deposit shall be held

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by the Escrow Holder in an interest bearing account, and shall be applied to the benefit of Purchaser toward the purchase price of the Dealership upon Closing.
If escrow does not close, and this Agreement is terminated pursuant to Section 23, the Deposit, together with all accrued interest, shall be disbursed to Purchaser, unless the provisions of Section 27 are applicable, in which case the disposition of the Deposit shall be governed by the provisions of Section 27.

          3.2.2 The balance of the purchase price shall be paid in cash on the Closing Date.

     3.3 CLOSING VALUE. Seller shall cause the Corporation to have a Closing Value (as defined below) as of the Closing Date (as defined below) equal to the sum of TWO MILLION TWO HUNDRED THOUSAND DOLLARS ($2,200,000) provided, however, in the event the Closing Value as determined pursuant to the Closing Balance Sheet (as defined below) is not equal to TWO MILLION TWO HUNDRED THOUSAND DOLLARS ($2,200,000), Purchaser shall receive a credit against the Purchase Price payable hereunder in an amount equal to the difference between TWO MILLION TWO HUNDRED THOUSAND DOLLARS ($2,200,000) and the Closing Value. Closing Value shall be the net worth of the Corporation as reflected on the Closing Balance Sheet provided for herein below (the "Closing Value"). The Closing Balance Sheet shall include the assets and liabilities of the Corporation calculated as of the close of business on the day immediately preceding the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be in the form attached hereto as Schedule 3.3-A. The Closing Value as reflected on the Closing Balance Sheet shall be the value of all assets which assets shall be calculated in accordance with the provisions of Schedule 3.3-B attached hereto excluding the Excluded Assets (as defined below) minus the amount of all liabilities of the Corporation including, but not limited to all payables, floor plan obligations (including accrued interest), payroll (including vacation pay), real property taxes, federal and state income taxes, local taxes accrued as of the Closing Date.

     3.4 EXCLUDED ASSETS. In preparing the Closing Balance Sheet, the following assets shall be excluded and shall be retained by Seller: (a) the value of the condominium on the books of the Corporation together with any other non-franchise assets held in Account 294; (b) receivables from affiliate companies of Seller; and (c) other prepaid expenses not in the ordinary business of the Corporation. The Corporation shall also pay in full prior to determining the Closing Balance Sheet any capital loans or any loans due Seller or affiliates of Seller.

     3.5 INVENTORIES. As of the close of business on the day immediately preceding the Closing Date or on such other date as mutually agreed upon by Purchaser and Seller, a physical inventory to determine the value of the new, used and demonstrator vehicles, and work-in-progress shall be taken jointly by the parties. Each party shall bear the expenses associated with its own personnel in connection with the valuation of the assets. The parties shall jointly employ an independent inventory service to take a parts and accessories inventory immediately prior to the Closing. The cost of such inventory shall be paid one-half by Purchaser and one-half by Seller.

     3.6 FINANCE, WARRANTY AND FACTORY RESERVE ACCOUNT. The parties acknowledge and agree that Seller shall deposit the amount of TWO HUNDRED THOUSAND DOLLARS ($200,000) in a reserve account (the "Reserve Account") which shall be held in an interest bearing account to pay any finance, warranty or factory receivables chargebacks from and after the Closing Date related to contracts or receivables outstanding as of the Closing Date. Such Reserve Account shall be held

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in an account which will be subject to mutual signatory authority of Purchaser and Seller. The Reserve Account, including all interest accrued, shall be disbursed to the Corporation on a monthly basis to cover any such finance, warranty or factory sums due and owing. At the end of Twenty-four (24) months, any amount remaining in the Reserve Account, after a further reserve for any balance of anticipated liability, shall be the property of Seller. Except as provided for in Section 13.4 herein below, the parties acknowledge and agree that the Reserve Account shall limit Seller's liability for any and all finance, warranty and factory chargebacks obligations.

4.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.  Purchaser represents and
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warrants to Seller as follows:

     4.1 POWER AND AUTHORITY. Purchaser has the requisite power and authority to enter into and perform this Agreement. This Agreement has been (and each other agreement, document or instrument contemplated hereby, will at or prior to the Closing will be) duly executed and delivered by the Purchaser. No approvals or consents of any person or entity other than the Purchaser are necessary in connection with the Purchaser's power and authority to perform its obligations pursuant to this Agreement. This Agreement constitutes (and at the Closing, each other agreement, document or instrument contemplated hereby will constitute) the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

     4.2 NO MISREPRESENTATION. None of the representations and/or warranties made by the Purchaser hereunder contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading.

     4.3 EFFECT OF AGREEMENT. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions herein contemplated, will not result in a violation of any law or regulation of any governmental authority, and the execution, delivery and performance by Purchaser of this Agreement, and the consummation by it of the transactions herein contemplated, will not result in a breach of the terms of, or constitute a default under or violation of, any provision of the Articles of Incorporation or Bylaws of Purchaser or any statute or regulation, order, judgment or court decree or any agreement or instrument to which Purchaser is a party or by which it is bound or to which it is subject.

5.  REPRESENTATIONS AND WARRANTIES OF SELLER AND THE CORPORATION.  The parties
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acknowledge and agree that all representations and warranties of Seller shall constitute representations of L. Vaughn Graybehl, the trustor and trustee of Seller. The Seller and the Corporation jointly and severally represent and warrant to the Purchaser as follows:

     5.1 POWER AND AUTHORITY. The Seller and the Corporation have the requisite power and authority to enter into and perform this Agreement and to convey and transfer the capital Shares of the Corporation as provided in this Agreement. This Agreement has been (and each other agreement, document or instrument contemplated hereby, will at or prior to the Closing will be) duly executed and delivered by the Seller and the Corporation. No approvals or consents of any person or entity is necessary in connection with Seller's and the Corporation's power and authority to perform their respective obligations pursuant to this Agreement. This Agreement constitutes (and at the Closing,

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each other agreement, document or instrument contemplated hereby will constitute) the legal, valid and binding obligation of the Seller and the Corporation enforceable against Seller and the Corporation in accordance with its terms.

     5.2 CORPORATE ORGANIZATION AND GOOD STANDING. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is duly authorized, qualified, and licensed under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted.

     5.3 ARTICLES OF INCORPORATION, BY-LAWS AND MINUTE BOOKS. True, complete and correct copies of the Articles of Incorporation and By-Laws of the Corporation, each as amended to date, will be furnished to Purchaser within ten
(10) business days of execution of this Agreement. The stock records and minute books of the Corporation contain true and complete minutes and records of all meetings, proceedings and other actions of the stockholders and directors of the Corporation from the date of organization.

     5.4 AUTHORIZED CAPITALIZATION. The number of issued and outstanding shares of stock of the Corporation acquired by Purchaser represents all of the outstanding shares of capital stock of the Corporation. All issued and outstanding shares of the Corporation are owned by the Seller and are validly issued and outstanding, fully paid and non-assessable, free and clear of all liens, security interests, pledges, charges, voting trusts, equities, restrictions, encumbrances and claims of every kind. All of the outstanding shares of the Corporation were offered, issued, sold and delivered by the Corporation in compliance with all applicable state and federal laws concerning the issuance of securities. The Corporation does not have any outstanding options, warrants, rights or other securities, plans, contracts or agreements which give the holder thereof or any other person the right to purchase any shares of the Corporation's capital stock or which are convertible into or exercisable for any shares of such capital stock or under which any such option, warrant, or right or security may be issued in the future. The Corporation does not have any obligation, whether contingent or otherwise, to purchase, redeem, or otherwise acquire any of its equity securities or interests therein or pay a dividend or make any distribution with respect thereto.

     5.5 UNIONS. Except as set forth on Schedule 5.5 attached hereto and incorporated herein by this reference, the Corporation is not a party to any arrangement with any union, and no employees of the Corporation are represented by any labor union or covered by any collective bargaining agreement, nor, to the actual knowledge of the Seller, is any effort to establish such representation in progress. There is no pending or, to the actual knowledge of the Seller, threatened labor dispute involving the Corporation or any of its employees.

     5.6 INSURANCE. Set forth on Schedule 5.6 attached hereto and incorporated herein by this reference is an accurate list, as of the date of this Agreement, of all insurance policies of the Corporation, including an accurate list of all insurance losses, including workers' compensation claims, of the Corporation for the past three policy years.

     5.7 EMPLOYEE PLANS. Set forth on Schedule 5.7 attached hereto and incorporated herein by this reference is a complete and accurate list of all employee benefit plans, including without

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limitation, all pension, profit sharing, deferred compensation, bonus, and multi-employer plans and other plans currently maintained or sponsored by the Corporation, or to which the Corporation contributes or has an obligation to contribute in the future. To the actual knowledge of the Seller, each of the plans referenced on Schedule 5.7 attached is in substantial compliance with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). To the actual knowledge of Seller no plan has incurred an accumulated funding deficiency, as defined for purposes of the Internal Revenue Code and ERISA, and the Corporation does not have any direct or indirect obligation or liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service for any excise tax or penalty. To the actual knowledge of Seller neither the Corporation nor any ERISA Affiliate (i.e., each business which is treated together with the Corporation as a single employer under
Section 4001(a)(14) of ERISA or Internal Revenue Code Section 414(b), (c), (m),
(n) or (o)) has incurred or expects to insure any withdrawal liability to any multi-employer plan.

     5.8  LITIGATION; CONFORMITY WITH THE LAW.  Except as set forth on Schedule
5.8 attached hereto and incorporated herein by this reference, there are no claims, actions, suits or proceedings, pending or, to the actual knowledge of the Seller, threatened against or affecting the Corporation or any of its properties at law or in equity, or before or by any federal, state, municipal, or any other governmental department, commission, board, bureau, agency, or instrumentality, having jurisdiction with respect to the Corporation, and no notice of any claim, action, suit, or proceeding, whether pending or threatened, has been received. The Corporation has conducted its business in substantial compliance with all federal, state and local statutes, ordinances, permits, licenses, orders, variances, rules and regulations. Except as set forth on
Schedule 5.8, the Corporation is not subject to any order or judgment issued by any Court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

     5.9 ENVIRONMENTAL COMPLIANCE NOTICES. Seller and Corporation have received no written notice advising them of any defects, defaults or non-compliance in connection with the Corporation's assets pursuant to the laws, rules and regulations from any governmental agency dealing with environmental laws, except notices which have been previously complied with or waived by the government agency.

     5.10 REPRESENTATIONS AND WARRANTIES ON CLOSING DATE. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects to the best of Seller's actual knowledge on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     5.11 TITLE TO STOCK OF SELLER. The Seller has good title to all of the Shares held by the Seller. All of the Shares are free and clear of restrictions on or conditions to transfer or assignment, other than any restrictions imposed by any governmental agency, and are free and clear of all mortgages, liens, options, pledges, charges, encumbrances, equities, claims, easements or restrictions.

     5.12 TITLE TO ASSETS, LIENS AND ENCUMBRANCES. The assets of the Corporation are free and clear of all security interests, liens, claims, restrictions, equities and encumbrances whatsoever other than as set forth in
Schedule 5.12 attached hereto.  All the furniture, fixtures and equipment

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owned by the Corporation shall be in substantially the same condition as the furniture, fixtures and equipment are at the expiration of the Due Diligence period provided for in Section 7.6 herein below.

     5.13 REAL PROPERTY LEASES. The Corporation has the right to occupy the premises at 1090 Concord Avenue, Concord, Concord, California pursuant to a lease attached hereto as Schedule 5.13. Neither the Corporation or the Landlord is in default under the terms of such lease.

     5.14 FINANCIAL REPORTS. Seller has delivered to Purchaser dealer financial statements for the Corporation for the calendar years 1996, 1997 and April 1998 (collectively, "Dealer Financial Statements"). The Dealer Financial Statements have been prepared in accordance with past practices of the Corporation, and are true and correct in all material respects as of the date specified therein.

6.  CONDUCT PRIOR TO CLOSING DATE.

     6.1 ONGOING OPERATIONS. From the date hereof to the Closing, Seller will use its best effort to preserve intact the assets of the Corporation and to continue to operate the Dealership as a going concern, including, but not limited to, maintaining commercially reasonable inventories. Seller will not cause the Corporation to dispose of any of its assets except in the ordinary course of business consistent with past practices, and will not, without limiting the foregoing, hold a "going-out-of-business" or "liquidation" sale.

          6.1.1 APPROVALS. Each of Purchaser and Seller will use its best efforts to obtain all permits, approvals, authorizations and consents of third parties necessary or desirable for the consummation of the transactions contemplated by this Agreement. Purchaser and Seller shall proceed as promptly as practicable after the date hereof to prepare all materials necessary to obtain the consent of the Franchisor as is necessary for Purchaser to consummate the transaction contemplated hereby.

          6.1.2  COVENANT TO COMPLY.   Each of Seller, the Corporation, and
Purchaser shall not take any action or fail to take any action which will make any of their representations and warranties not true and correct in all material respects on the Closing Date. Each of Seller, Corporation, and Purchaser shall use their best efforts to satisfy or cause to be satisfied all of the conditions precedent to the other parties' obligations hereunder. Each party shall give prompt written notice of any material change in any of the information contained in the representations and warranties made in Sections 4 and 5 hereof or the schedules referred to herein which occur prior to the Closing Date; provided, however, except as otherwise provided in Sections 4 and 5, that any change in the information contained in the representations and warranties or schedules will not relieve the other party of any obligations hereunder if such changes result in a breach of the representations and warranties contained herein.

7.  CONDITIONS TO PURCHASER'S OBLIGATIONS TO CLOSE.   The obligations of
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Purchaser under this Agreement are subject to fulfillment of the conditions set forth below. Purchaser shall have the right to waive in writing all or part of any one or more of the following conditions without releasing Seller or the Corporation from any liability for any loss or damage sustained by Purchaser by reason of the breach by Seller or the Corporation of any covenant, obligation or agreement contained herein, or

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by reason of any misrepresentation made by Seller or the Corporation and upon such waiver may proceed with the transactions contemplated by this Agreement.

     7.1  AGREEMENTS AND CONDITIONS.   On or before the Closing Date, Seller and
the Corporation shall have complied with and duly performed in all material respects all agreements and conditions on their part to be complied with and performed pursuant to or in connection with this Agreement, including the delivery of all items set forth in Section 9.1 hereof.

     7.2  REPRESENTATIONS AND WARRANTIES.   The representations and warranties
of Seller and the Corporation contained in this Agreement, or otherwise made in writing in connection with the transactions contemplated hereby, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     7.3 NO LEGAL PROCEEDINGS. No action or proceeding shall have been instituted or threatened to restrain or prohibit the acquisition by Purchaser or the conveyance by Seller of the Shares or which might result in any material adverse change in the business, prospects or financial or other condition of the Corporation.

     7.4 LOSS, DAMAGE OR DESTRUCTION. Between the date hereof and the Closing Date, there shall not have been any material loss, damage or destruction of the assets of the Corporation, and there shall have been no development which would have a material adverse effect on the Corporation.

     7.5  CONSENTS.   Purchaser shall have received the written approval of
Toyota Motor Corporation U.S.A. ("Franchiser") designating the Corporation with Purchaser as owner as the duly authorized dealer for the sales and service of such Franchiser's automobiles at 1090 Concord Avenue, Concord, California, free of any material condition which is adverse to Purchaser, and Purchaser and Franchiser shall have entered into a customary dealer sales and service agreement. All permits and licenses necessary to enable Purchaser to conduct the Franchise and service facilities shall have been obtained. All other requisite consents and approvals shall have been obtained.

     7.6 DUE DILIGENCE. Purchaser shall have the right to and including August 14, 1998 to review the books and records of the Corporation, the physical condition of the Corporation property and any other items reasonably necessary or appropriate to evaluate the Corporation. Such review shall be done at times and locations as mutually agreed between Purchaser and Seller provided that Purchaser shall use all reasonable efforts to have such review of books and records at locations away from the Corporation. Seller shall cooperate and provide such information reasonably necessary for Purchaser to conduct such due diligence review to and including August 14, 1998. Purchaser will use its best efforts to have no more than three (3) representatives on the Premises of the Corporation at any one time. In the event Purchaser does not approve of the physical condition of the Corporation and the review of the books and records by written notice to Seller on or before August 14, 1998, this Agreement shall terminate with all deposits (if any shall have been made) returned to Purchaser and no further rights or obligations to either party.

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     7.7  ENVIRONMENTAL ASSESSMENT.  From the date of execution of this
Agreement to and including August 14, 1998 (the "Testing Period"), Purchaser may conduct an environmental assessment (the "Environmental Assessment") of the real property at the Corporation (the "Real Property"). Expenses of any environmental consultant engaged by Purchaser and Seller to conduct the Environmental Assessment shall be paid one half by Purchaser and one half by Seller provided that Seller shall only be obligated to pay its share of the expenses to a maximum of FIVE THOUSAND DOLLARS ($5,000). Purchaser may terminate all of its obligations under this Agreement by written notice to Seller on or before the expiration of the Testing Period, if Purchaser determines that a release or threatened release of a hazardous substance has occurred on the Real Property. Failure to timely notify Seller under this
Section 7.7 is deemed to constitute a waiver of Purchaser's right to terminate this Agreement under this Section 7.7.

     7.8 DELIVERY OF SCHEDULES. Seller shall prepare and deliver to Purchaser the schedules specified in Sections 5.5, 5.6, 5.7, 5.8, and 5.12 of this Agreement not later than 5:00 p.m. Pacific Time on the date fifteen (15) business days following execution of this Agreement. All other schedules specified in this Agreement shall be attached at the Closing.

8. CONDITIONS OF SELLER'S OBLIGATIONS TO CLOSE. The obligations of Seller under this Agreement are subject to fulfillment of the conditions set forth below. Seller shall have the right to waive in writing all or part of any one or more of the following conditions without, however, releasing Purchaser from any liability for any loss or damage sustained by Seller by reason of the breach by Purchaser of any covenant, obligation or agreement contained herein, or by reason of any misrepresentation made by Purchaser and upon such waiver may proceed with the transactions contemplated by this Agreement.

     8.1 AGREEMENTS AND CONDITIONS. On or before the Closing Date, Purchaser shall have complied with and duly performed in all material respects all of the agreements and conditions on its part required to be complied with or performed pursuant to this Agreement, including the delivery of all items set forth in
Section 9.2 below.

     8.2  REPRESENTATIONS AND WARRANTIES OF PURCHASER.   The representations and
warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

9.  DELIVERIES AND PROCEEDINGS AT CLOSING.

     9.1 DELIVERIES BY SELLER. Seller shall deliver or cause to be delivered to Buyer at the Closing:

          9.1.1 Stock certificates (or lost stock certificate affidavits with indemnification provisions in form and substance acceptable to Buyer covering any lost or destroyed certificates) representing all of the Shares, free and clear of all Encumbrances, duly endorsed in blank by the record holders thereof.

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          9.1.2  A Certificate of the Secretary of State for the State of
California to the effect that the Corporation is a validly existing corporation in good standing in the State of California as of a date not more than twenty
(20) days prior to the Closing Date.

          9.1.3 True and correct copies of (a) the Governing Documents (other than the bylaws) of the Corporation as of a date not more than twenty (20) days prior to the Closing Date, certified by the Secretary of the Corporation; and
(b) the bylaws of the Corporation as of the Closing Date, certified by the Secretary of the Corporation.

          9.1.4 General releases of all officers and directors of the Corporation and Seller releasing all liability of the Corporation of any claim that they or any of them may have against the Corporation.

          9.1.5 The minute books, stock ledgers and corporate seal of the Corporation.

          9.1.6 Resignations of the officers and directors of the Corporation effective at the Closing.

          9.1.7 Such other agreements and documents as Purchaser may reasonably request.

     9.2 DELIVERIES BY PURCHASER. Purchaser shall deliver or cause to be delivered to the Corporation and Seller at the Closing:

          9.2.1  Cash in the amount of the Purchase Price.

          9.2.2 Incumbency and specimen signature certificates signed by the officers of the Purchaser and certified by the Secretary of Purchaser.

          9.2.3 The payment in full of the Floor Plan Financing of the Corporation and the release of Seller as a guarantor of the Floor Plan Financing in favor of Bank of America, N.T.S.A.

          9.2.4 Such other agreements and documents as Sellers may reasonably request.

100  NO OTHER REPRESENTATIONS.  Except as specifically set forth herein, no
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party to this Agreement makes any representations or warranties.

110  CLOSING.  Provided that the conditions set forth in Sections 6 and 7 above
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are satisfied or waived, the closing of this transaction (the "Closing" or the
"Closing Date") shall take place on September 30, 1998.

120  COVENANTS AFTER CLOSING DATE.
     -----------------------------

     12.1 TRANSFER OF ACQUIRED ASSETS. Seller agrees, at any time and from time to time after the Closing Date, upon the request of Purchaser, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better assigning, transferring, conveying, and confirming to the Corporation, or to its successors and

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assigns, or for the aiding, assisting, collecting and reducing to possession of, any or all of the assets of the Corporation as provided herein.

     12.2 COOPERATION. Seller will cooperate and use its best efforts to cooperate with Purchaser at Purchaser's request, on and after the Closing Date, in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving Purchaser and based upon contracts, arrangements, commitments or acts of the Corporation which were in effect or occurred on or prior to the Closing Date. From and after the Closing Date, Seller will permit Purchaser and its representatives to have access to the Corporation's books and records relating to the Dealership for periods prior to the Closing Date. Seller shall assist Purchaser after the Closing with audits required in connection with any public filings of the Purchaser provided Seller shall not be required to expend funds or institute litigation.

130  INDEMNIFICATION.
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     13.1  INDEMNIFICATION BY SELLER.  Seller agrees to indemnify and hold harmless Purchaser and the Corporation from and against any and all losses, costs, damages, claims and expenses (including reasonable attorney's fees) which Purchaser or the Corporation may sustain at any time by reason of (a) any debt, liability, or obligation of the Corporation not reflected on the Closing Balance Sheet prepared in accordance with Section 3.3 hereinabove except other obligation assumed by Purchaser; (b) any liability to any federal, state or local taxing authorities for any taxes for the period prior to the date of Closing due or owing by the Corporation including interest or penalties which obligations are not reflected on the Closing Balance Sheet prepared in accordance with Section 3.3 hereinabove except other obligation assumed by Purchaser; (c) any lawsuit pending as of the date of Closing and/or filed thereafter if related to any act or omission of the Corporation or Seller prior to the date of Closing; (d) any presence of hazardous materials or toxic substances located as of the Closing Date in or around the Premises including without limitation any such materials related to the underground storage tanks except related to underground hoists; or (e) the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, covenants or agreements of Seller contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith or with the closing of the transactions contemplated hereby, provided that Purchaser makes a written claim for indemnification against Seller pursuant to Section 17 within the Survival Period.

     13.2 INDEMNIFICATION BY PURCHASER. Purchaser agrees to indemnify and hold harmless Seller from and against any and all losses, cost, damages, claims and expenses (including reasonable attorneys' fees) which Seller may sustain at any time by reason of (a) any debt, liability or obligation of Purchaser, (b) any liability or obligation of any kind relating to the operations of the Corporation or the Dealership on or after the Closing Date, or (c) the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, covenants or agreements of Purchaser contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith or with the closing of the transactions contemplated hereby.

     13.3 DEFENSE. Any party who receives notice of a claim for which it will seek indemnification shall promptly notify the indemnifying party in writing of such claim. The indemnifying party shall have the right to assume the defense of such action at its cost with counsel reasonably satisfactory to the indemnified party. Any settlement shall require the approval of the indemnified party at no cost to said party. The indemnified party shall have the right to participate in such defense with its own counsel at its cost.

     13.4 LIMITATIONS. The parties acknowledge and agree that Purchaser shall have the right to repair automobiles sold and/or serviced by Corporation to correct miscellaneous customer complaints that Purchaser determines in Purchaser's reasonable judgment are an obligation of Corporation provided that the total of all such repairs without Seller's prior approval shall not exceed the sum of TWO THOUSAND FIVE HUNDRED DOLLARS ($2,500). Notwithstanding any other provision of this Agreement, Seller shall not be liable to Purchaser for breach of, or failure to perform any, warranty, representation, or covenant made by Seller or Corporation in this Agreement, or under any of their indemnities in this Agreement, until the Purchaser has suffered Adverse Consequences by reason of all such breaches in excess of a TEN THOUSAND DOLLARS ($10,000) aggregate deductible (after which point the Seller will be obligated only to indemnify the Purchaser from and against further such Adverse Consequences to the extent the Adverse Consequences the Purchaser has suffered by reason of all such breaches do not exceed a TWO HUNDRED THOUSAND DOLLARS ($200,000) aggregate ceiling, which aggregate ceiling is over and above the TWO HUNDRED THOUSAND DOLLARS ($200,000) held in the Reserve Account pursuant to Section 3.6 herein above, after which point the Seller will have no obligation to indemnify the Purchaser from and against further such Adverse Consequences). "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, finance, warranty or factory receivables chargebacks, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

140 CONSULTING. In consideration of consulting services to provided by Seller to Purchaser which consulting services shall be set forth on Schedule 14 attached hereto, Purchaser shall reimburse Seller for the cost of two (2) automobiles including maintenance for the period of three (3) years up to the total monthly cost of ONE THOUSAND TWO HUNDRED DOLLARS ($1,200). In addition thereto, Purchaser shall cause the Corporation to reimburse Seller the costs of medical, dental and vision insurance for such three (3) year period.

150  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  The parties hereto agree that
     -------------------------------------------
the representations and warranties contained herein and the obligations set forth in Sections 6 and 7 hereof shall survive the execution and delivery hereof and the Closing hereunder for a period of two (2) years subsequent to the Closing.

160  FURTHER ASSURANCES.  The parties hereto each agree to execute such other
     -------------------
documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

170  NOTICES.  Any notice or other communication required or permitted to be
     --------
given under this Agreement ("Notices") shall be in writing and shall be (a) personally delivered; (b) delivered by a reputable overnight courier; or (c) delivered by certified mail, return receipt required and deposited in the U.S. Mail, postage prepaid. Notices shall be deemed received at the earlier of actual receipt or (a) one (1) business day after deposit with an overnight courier as evidenced by a receipt of deposit; or (b) three (3) business days following deposit in the U.S. Mail, as evidenced by a return receipt. Notices shall be directed to the parties at their respective addresses shown below and to the Escrow Holder at the address shown below or such other address as either party may, from time to time, specify in writing to the other in the manner described above:

                    THE PURCHASER:       FirstAmerica Automotive, Inc.
                                    601 Brannan Street
                                    San Francisco, CA  94107
                                    Attn:  Thomas A. Price
                                    Fax No.: (415) 808-4838

                    WITH COPY TO:        W. Bruce Bercovich, Esq.
                                    Kay & Merkle
                                    100 The Embarcadero, Penthouse
                                    San Francisco, California 94105
                                    Fax No.:  (415) 512-9277

                    THE SELLER:     L. Vaughn Graybehl, Trustee
                                    Graybehl Family Trust
                                    3405 Deer Ridge Drive
                                    Danville, CA  94506
                                    Fax No.:  (925) 648-3437

                    TO CORPORATION:      Concord Toyota Sales, Inc.
                                    1090 Concord Avenue
                                    Concord, CA  94520
                                    Attn:  L. Vaughn Graybehl
                                    Fax No.:  (925) 609-7613



                    WITH COPY TO:        Nickolas P. Tooliatos, II
                                    Hallgrimson McNichols McCann LLP
                                    5000 Hopyard Road, Suite 400
                                    Pleasanton, CA 94588
                                    Fax No.: (925) 460-0969


180  ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement between
     -----------------
the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties.

190  INUREMENT.  This Agreement shall be binding on and shall inure to the
     ---------
benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns.

200  CALIFORNIA LAW.  This Agreement shall be governed by and be construed
     --------------
according to the laws of the State of California.

210  ATTORNEYS' FEES.  In the event of any litigation or arbitration between the
     ----------------
parties, the prevailing party shall be entitled to recover reasonable attorneys' fees and all other costs and expenses incurred in connection with such litigation or arbitration.

220  SEVERABILITY.  If any provision of this Agreement or the application of any
     -------------
provision hereof to any person or circumstance is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

230  TERMINATION.  If the Closing Date shall not have occurred on or prior to
     -----------
September 30, 1998 or if Purchaser shall receive disapproval from the Franchiser prior thereto, any party that is not in default in the performance of its obligations under this Agreement may, thereafter, terminate this Agreement by giving written notice to the other party.

240  CONFIDENTIALITY.  Unless and until the transactions contemplated by this
     ---------------
Agreement are consummated, Purchaser agrees to maintain in confidence and not to disclose, give, sell, license, use or otherwise dispose of any information of Seller and Corporation which Seller and Corporation furnish to Purchaser or which Purchaser obtains as a result of the exercise of its rights herein. Purchaser shall disclose such confidential information only to Purchaser's employees, legal counsel, financial advisors or accountants on a "need to know" basis and such information shall be used only for the purpose of ascertaining whether the representations and warranties of Seller and Corporation contained in this Agreement are true and correct. In the event this Agreement is not consummated, Purchaser agrees to maintain such confidentiality and not to disclose or use the information it has obtained from Seller or Corporation for a period of three (3) years from the date of the disclosure of this information. The confidentiality obligations set forth in this Section shall not apply to any information Purchaser receives from Seller or Corporation that is in the public domain at the time of its disclosure. Purchaser shall take reasonable measures to assure that its employees, legal counsel and financial advisors maintain the confidentiality of the information provided by Seller or Corporation or obtained by Purchaser pursuant to Section 7.6.

250  NO BROKER.  Purchaser on the one hand, and Seller on the other, represent
     ---------
to the other that no broker or finder has been connected with the transactions contemplated by this Agreement. In the event of a claim by any broker or finder based upon his representing or being retained by Seller on the one hand, or by Purchaser on the other, Seller or Purchaser, as the case may be, agrees to indemnify and save harmless the other in respect of such claim.

260  COUNTERPARTS.  This Agreement may be executed in counterparts, each of
     -------------
which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

270 LIQUIDATED DAMAGES. If Purchaser breaches this Agreement, and the transaction contemplated by this Agreement fails to close by reason thereof, Seller shall be entitled to terminate this Agreement and retain the amount of the Deposit plus any accrued interest thereon (the "Specified Sum") as liquidated damages. SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER'S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE SPECIFIED SUM IS A REASONABLE ESTIMATE OF SELLER'S DAMAGES. SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER'S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATIONS TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

          ______________________                    _____________________
          Seller's Initials                         Purchaser's Initials
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PURCHASER:                          SELLER:

FirstAmerica Automotive, Inc.       Graybehl Family Trust u/t/d March 22, 1978
a Delaware corporation



By: ___________________________     By: _______________________________
                                    L. Vaughn Graybehl, Trustee


                                    THE CORPORATION:

                                    Concord Toyota Sales, Inc.,
                                    a California corporation



                                    By: _______________________________
                                    L. Vaughn Graybehl, President

                                 SCHEDULES


Schedule 3.3-A  Form of Closing Balance Sheet
Schedule 3.3-B  Valuation of Acquired Assets
Schedule 5.5    Schedule of Unions
Schedule 5.6    Schedule of Insurance
Schedule 5.7    Schedule of Employee Plans
Schedule 5.8    Schedule of Litigation; Conformity with the Law
Schedule 5.12   Schedule of Liens and Encumbrances
Schedule 5.13   Schedule of Real Property Leases
Schedule 14     Form of Consulting Agreement

                                Schedule 3.3-A

                         Form of Closing Balance Sheet



                                   Attached

                                SCHEDULE 3.3 B

                         VALUATION OF ACQUIRED ASSETS.

The assets of the Corporation shall be determined as set forth below:

          (a) The price for current model new unregistered and undamaged vehicles with not more than three hundred (300) miles purchased hereunder shall be the sum of the following:

               (i) The wholesale cost of each new vehicle determined in accordance with the factory invoice, including advertising charges; plus

              (ii) The wholesale cost of all optional parts and accessories installed in the new vehicles plus the cost of labor (determined at the internal rate pursuant to the standard factory formula) for installation of the same, provided, however, the Corporation shall not install any optional parts or accessories on new vehicles from and after the day of execution of this Agreement; LESS

             (iii) The sum of all distributor's allowances as of the Closing Date including, but not limited to, inventory carry-over allowances, discounts, holdbacks, rebates, contests, floor plan assistance, model changes and similar distributor's allowances related to specific automobiles transferred on the Closing Date.

          (b) The price for current model new unregistered and undamaged demonstrator model vehicles with not more than Seven Thousand Five Hundred (7,500) miles purchased hereunder shall be valued in accordance with subsections
(a)(i), (a)(ii) and (a)(iii) above LESS the sum of TWENTY CENTS ($0.20) per mile.

          (c) All vehicles not described in subsections (a) and (b) above which have been in Seller's Inventory sixty (60) days prior to the Closing Date, which are to be purchased hereunder shall be valued at the actual cash value of such vehicle as reasonably determined by Seller and Purchaser, provided that Seller and the Corporation shall deliver to Purchaser as of the Closing Date, a complete list of each vehicle together with the actual cash value. Vehicles acquired by Seller in the ordinary course of business on a date less than sixty
(60) days prior to the Closing Date, shall be purchased at Seller's cost. Purchaser shall have a period of five (5) days to review such cash value set by Seller and the Corporation. In the event Purchaser disagrees, Seller and the Corporation on the one hand and Purchaser on the other, shall attempt to resolve such dispute, provided, however, in the event Seller and the Corporation and Purchaser are unable to resolve such dispute within fifteen (15) days, any such automobile shall be sent to wholesale auction and the auction price shall be determined as the value of such vehicle.

          (d) All new, undamaged, and returnable genuine factory parts, accessories and jobber parts which are in the possession of the Corporation as of the Closing Date and which are listed in the manufacturer's most current wholesale parts and accessories price book shall be valued at dealer cost in accordance with the manufacturer's most current wholesale parts and accessories price book as of the Closing Date; provided, however, that Obsolete Parts shall be valued at ZERO ($0.00). "Obsolete Parts" means factory parts which are not listed in the most current manufacturer's wholesale price book or, if listed therein, are valued at ZERO ($0.00), parts which are not returnable to the manufacturer (as defined by the Franchiser), or parts indicated as discontinued, and broken or damaged parts, regardless of whether listed in the most current manufacturer's wholesale price book.

          (e) All new undamaged nonfactory parts and accessories which are in possession of the Corporation as of the Closing Date shall be valued at dealer cost, provided, however, such nonfactory parts and accessories shall not be in excess of TEN THOUSAND DOLLARS ($10,000).

          (f) All sublet repairs, miscellaneous inventory and work-in-progress shall be valued at cost.

          (g) All furniture, fixtures, equipment, supplies, forms and special tools shall be valued at the Corporation's book value, provided, however, that in the event that any item of furniture, fixtures, supplies, equipment, or special tools is materially damaged, destroyed or removed from the Dealership between the date of determination of book value and the Closing Date, the value of said item damaged, destroyed or removed from the Dealership shall be credited against the Purchase Price.

          (h) All factory and customer receivables on the books of the Corporation, which receivables are in the ordinary course of business shall be valued at their book value, provided, however, that any contracts in transit and/or vehicle receivables not collected within fifteen (15) days shall be valued at ZERO ($0.00) and any and all customer or factory receivables not collected within ninety (90) days shall be valued at ZERO ($0.00).

          (i) All finance and insurance receivables on the books of the Corporation shall be valued at their book value, provided, however, any and all finance and insurance receivables not collected within ninety (90) days shall be valued at ZERO ($0.00).

          (j) There shall be no additional value for franchise value, goodwill or other intangible rights.

          (k) All cash on hand, contracts in transit shall be value at actual book value, provided, however, any and all contracts in transit not collected within sixty (60) days shall be valued at ZERO ($0.00).

          (l) Prepaid expenses shall be valued at book value, provided, however, that such prepaid expenses are reasonable prepaid expenses and determined in accordance with U.S. GAAP.

          (m) An amount shall be deducted from the values of the inventories set forth herein above, for any deferred tax due on any LIFO Reserve carried on the books of the Corporation.

                                 SCHEDULE 5.5


                              SCHEDULE OF UNIONS




    [Pursuant to Section 7.8 herein above, to be attached 15 business days following execution of this Agreement]

                                 SCHEDULE 5.6


                             SCHEDULE OF INSURANCE



    [Pursuant to Section 7.8 herein above, to be attached 15 business days following execution of this Agreement]

                                 SCHEDULE 5.7


                          SCHEDULE OF EMPLOYEE PLANS




[Pursuant to Section 7.8 herein above, to be attached 15 business days following execution of this Agreement]

                                 SCHEDULE 5.8


                SCHEDULE OF LITIGATION; CONFORMITY WITH THE LAW




[Pursuant to Section 7.8 herein above, to be attached 15 business days following execution of this Agreement]

                                 SCHEDULE 5.12


                      SCHEDULE OF LIENS AND ENCUMBRANCES




[Pursuant to Section 7.8 herein above, to be attached 15 business days following execution of this Agreement]

                                 SCHEDULE 5.13


                       SCHEDULE OF REAL PROPERTY LEASES




     [Pursuant to Section 7.8 herein above, to be attached at the Closing]

                                  SCHEDULE 14


                         FORM OF CONSULTING AGREEMENT




     [Pursuant to Section 7.8 herein above, to be attached at the Closing]